Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 2nd day of April, 2012, by and between Mohamad Ali (“Executive”) and Aspect Software, Inc. (the “Company” or “Employer”), and shall become effective upon Executive’s commencement of employment (the “Effective Date”) which is expected to commence on April 16, 2012. The Company and Executive agree that unless Executive has commenced employment with the Company as of April 16, 2012 (or such later date as agreed by each of the Company and Executive) this Agreement shall be null and void and of no further effect.

WHEREAS, in accordance with the foregoing, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s employment with the Company, effective as of the Effective Date.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1.	Definitions.

(a) “Accrued Compensation” means all compensation, reimbursements and other amounts earned by, payable to, or accrued and vested for Executive through and including Executive’s Date of Termination, but not paid as of Executive’s Date of Termination, including, but not limited to, (i) Base Salary; (ii) Executive’s Incentive Bonus for the fiscal year that ended immediately prior to Executive’s Date of Termination, to the extent such Incentive Bonus was accrued and earned by, but not yet paid to, Executive as of Executive’s Date of Termination; (iii) pay for accrued, but unused, vacation; and (iv) reimbursable business expenses incurred by Executive on behalf of Employer. Employer shall pay to Executive (or to Executive’s estate) a lump sum cash payment of all Accrued Compensation, payable within ten (10) days after Executive’s Date of Termination, and Executive (or Executive’s estate) shall receive any vested benefits Executive in accordance with the terms of any applicable benefit plans and programs of Employer.

(b) “Cause” means (i) (A) material failure by Executive to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement, or (B) willful failure by Executive to substantially perform Executive’s duties and responsibilities under this Agreement which, in either case, is not promptly remedied within 10 days after the Company gives Executive written notice specifying such failure or breach in reasonable detail; (ii) the commission by Executive of (A) a felony or (B) any other crime involving moral turpitude (it being understood that in the event that, subsequent to a termination by the Company for Cause based solely on this clause (ii), Executive is determined by a court or other tribunal not to have committed the applicable offense then Executive shall have the right to receive Severance pursuant to and in accordance with Section 3.1 below); (iii) the commission by Executive of theft, fraud, breach of trust or any material act of dishonesty involving the Company or its subsidiaries or, in their capacities as such, any of its customers, suppliers or other business relations, or (iv) a material violation by Executive of the code of conduct of the Company or its subsidiaries (to the extent such code of conduct has been provided to or made available to Executive) or of any statutory or common law duty of loyalty to the Company or its subsidiaries, which is not promptly remedied (if such violation is capable of being remedied) within no less than 10 days after the Company gives Executive written notice specifying such breach in reasonable detail.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d) “Confidential Information” means any and all information of the Company, whether or not in writing, that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company, including but not limited to: (i) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company; (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company; (iii) the manner in which the Company operates; (iv) its costs and sources of supply; (v) the identity and special needs of the customers, prospective customers and subcontractors of the Company; and (vi) the people and organizations with whom the Company has business relationships and the substance of those relationships.

Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company.

Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed.

Notwithstanding the foregoing, Confidential Information does not include information that (i) is known or becomes known to the public in general (other than as a result of a breach of Section 4.1 hereof by Executive), (ii) is or has been independently developed or conceived by Executive without use of the Company’s Confidential Information or (iii) is or has been made known or disclosed to Executive by a third party without a breach of any obligation of confidentiality such third party may have to the Company of which Executive is aware.

(e) “Date of Termination” means the date that the termination of Executive’s employment with Employer is effective on account of Executive’s death, Executive’s Disability, termination by Employer for Cause or without Cause, or by Executive with or without Good Reason, as the case may be.

(f) “Disability” means (i) Executive has, as determined by a doctor selected by Executive and acceptable to the Company (such acceptance not to be unreasonably withheld), suffered a physical or mental illness or injury that has impaired Executive’s ability to substantially perform Executive’s full-time duties with Employer, with or without reasonable accommodation, for a period of one-hundred eighty (180) consecutive days and that qualifies Executive for benefits under Employer’s group long-term disability plan, and (ii) Executive has not substantially returned to full time employment before the Date of Termination specified in the notice of termination.

(g) “Equity Value” means, as of a given date, the aggregate fair market value of the consideration (including, without limitation, cash or other property) received by all of the shareholders of Aspect Software

Group Holdings, Ltd. (“Parent”) or Company, as applicable, on account of their equity interest in the Parent or Company were a Sale of the Company to be consummated on such date, as determined by the Board in good faith and, with respect to any securities included in such consideration that are not immediately able to be sold by the recipient thereof on a public exchange, including discounts for lack of marketability or control.

(h) “Good Reason” means, without Executive’s express written consent (which may be withheld for any reason or no reason), of any of the events or conditions described in the following subsections (i) through (v), provided that Executive provides notice to Employer within sixty (60) days following the date which the Executive initially has actual knowledge of the occurrence of any such event or condition and Employer does not fully correct the situation within thirty (30) days after such notice of Good Reason:

(i)	a reduction by Employer in Executive’s Base Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed 5% of Base Salary then currently in effect);

(ii)	Employer changing the location of Executive’s principal work location to a location more than thirty (30) miles from such location;

(iii)	a material reduction or material negative change by Employer in the type or level of compensation and benefits provided by Employer and its subsidiaries to Executive, other than any such reduction or change that that affects, or that is similar to a change in benefits that affects, other senior management of the Company or its subsidiaries; or

(iv)	any material adverse change in the nature or scope of the Executive’s authority, duties or responsibilities with respect to the Workforce Optimization Division of the Company in its current form and as currently conducted (whether or not as one division among others), including, but not limited to, the failure of the Company to continue the Executive in a position having the responsibilities of Chief Executive Officer of Workforce Optimization Division;

(v)	material breach by any the Company or Parent of the terms of this Agreement or any other written equity or compensation agreement between the Parent or Company and Executive.

Any resignation for Good Reason following the thirty (30) day correction period set forth above must occur no later than the date that is six (6) months following the date which the Executive initially has actual knowledge of the occurrence of one of the foregoing events or conditions without Executive’s express written consent.

(i) “Material Competitor” means an entity, or a division or subsidiary of a multi-division entity or holding company, which engages in business in one or more of the fields in which the Company conducts business and from which the Company derives at least 10% of its annual gross revenues, as determined on the Executive’s Date of Termination of employment with the Company or an affiliate, as applicable.

(j) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

(k) “Sale of the Company” shall have the meaning set forth in the Parent’s 2003 Share Purchase and Option Plan.

2.	Employment. As of the Effective Date, the date upon which Executive commences employment with Employer, Employer hereby employs Executive, and Executive hereby accepts such employment and shall perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

2.1. Duties and Responsibilities and Extent of Service. During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of the Employer’s Workforce Optimization Division. In such role, Executive will report to the Board of Directors of Employer (the “Board”) and shall devote substantially all of his business time and attention and his best efforts and ability to the operations of Employer and its subsidiaries. Executive shall be responsible for running Employer’s day-to-day operations and shall perform faithfully, diligently and competently the duties and responsibilities of a CEO and such other duties and responsibilities as directed by the Board and are consistent with such position. The foregoing shall not be construed as preventing Executive from (a) making passive investments in other businesses or enterprises consistent with Employer’s code of conduct, or (b) engaging in any other business activity consistent with Employer’s code of conduct; provided that Executive seeks and obtains the prior approval of the Board before engaging in any other business activity. In addition, it shall not be a violation of this Agreement for Executive to participate in civic or charitable activities, deliver lectures, fulfill speaking engagements, teach at educational institutions, and/or manage personal investments (subject to the immediately preceding sentence); provided that such activities do not interfere in any substantial respect with the performance of Executive’s responsibilities as an employee in accordance with this Agreement. Executive may also serve on one or more corporate boards of another company (and committees thereof) upon giving advance notice to the Board prior to commencing service on any other corporate board.

2.2. Base Salary. For all the services rendered by Executive hereunder, during the Employment Period, Employer shall pay Executive a base salary at the annual rate of $600,000, payable semimonthly in accordance with Employer’s normal payroll practices. Executive’s base salary shall be reviewed annually by the Board (or the compensation committee of the Board), pursuant to Employer’s normal compensation and performance review policies for senior level executives, and may be increased but not decreased. The amount of any increase for each year shall be determined accordingly. For purposes of this Agreement, the term “Base Salary” shall mean the amount of Executive’s base salary established from time to time pursuant to this Section 2.2.

2.3. Incentive Bonus. Executive shall be entitled to participate in Employer’s annual cash incentive bonus plan (the “Plan”), based on the same terms and conditions as in existence for other similarly situated senior officers of the Company and the terms of the Plan. The Board (or compensation committee thereof) may adjust the performance metrics and other terms as they relate to the Plan after consultation with Executive and other members of management (it being understood that Executive’s incentive bonus shall be based on the performance of the Company’s Workforce Optimization Division). Executive’s target annual bonus under the Plan shall be 80% of Base Salary (“Target Bonus”), but Executive’s actual incentive bonus (“Incentive Bonus”) for any fiscal year as determined by the Board (or the compensation committee thereof) may be higher but in no event shall exceed 125% of Base Salary; provided that Executive’s payout under the Plan shall be no less than $600,000 for Calendar Year 2012 (not subject to any proration). Any Incentive Bonus earned by Executive shall be paid to Executive when bonuses under the performance period in question are paid to similarly-situated employees of the Company, but in no event later than the last day to qualify such bonus as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4).

2.4. Transition Bonus. Employer shall pay to Executive two (2) transition bonuses of $350,000, payable on each of October 1, 2013 (“First Transition Bonus”) and October 1, 2014; provided that, except as otherwise provided for herein, Executive remains an employee of the Company on such dates.

2.5. Sale Bonus. Employer shall, or shall cause Parent to, pay to Executive a cash bonus (“Sale Bonus”) upon the Sale of the Company, as of the date of and in connection with the closing of a Sale of the Company, equal to 2.5% of the Equity Value of the Company to the extent such Equity Value exceeds $589,600,000; provided that such Sale Bonus shall in no circumstances exceed $1,100,000; and provided further that Executive remains an employee of the Company on such date. Set forth on Exhibit A is an example of the calculation of a hypothetical Sale Bonus. Notwithstanding the foregoing, if Executive’s employment with the Company is terminated by the Company without Cause or due to Executive’s resignation for Good Reason within three (3) months prior to the execution of a definitive agreement that results in the Sale of the Company contemplated by such Agreement, then the Company shall pay Executive the Sale Bonus as if Executive were still employed by the Company on the date of the Sale of the Company.

If any payment that Executive is eligible to receive as a Sale Bonus, when combined with any other payment or benefit Executive is eligible to receive as a result of a Sale of the Company that is a “change in control” of the Company (either solely as a result of such change in control or in connection with any other event) or the termination of Executive’s employment with any the Company, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Sale Bonus shall be reduced to the Reduced Amount (as defined below). A payment shall not be considered a parachute payment for purposes of this paragraph if such payment is approved by the equity holders of the Company in accordance with Section 280G(b)(5) of the Code and the regulations thereunder (the “Approval Exemption”), and at the time of such approval, no stock or equity interests of the Company is readily tradable on an established securities market or otherwise. The Company will use its reasonable efforts to cause any potential parachute payments to be disclosed to and submitted for approval by the equity holders of the Company in accordance with the Approval Exemption. The “Reduced Amount” shall be the largest portion of the Bonus that would result in no portion of the Bonus being subject to the Excise Tax.

2.6. Retirement, Welfare and Other Benefit Plans and Programs. Executive shall be entitled to (a) participate in all employee retirement, welfare, and other benefit plans and programs made available to Employer’s senior level executives as a group or to its non-union U.S. employees generally, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the plan or program and (b) receive twenty-five (25) vacation days, seven (7) fixed holidays, seven (7) floating holidays and applicable sick leave in accordance with Employer’s vacation, holiday and other pay for time not worked policies as in effect from time to time. In addition, Executive shall be entitled to perquisites on the same terms and conditions as such perquisites are made available to other senior officers of Employer.

2.7. Reimbursement of Expenses. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by Employer in accordance with Employer’s normal business expense reimbursement practices; provided, however, that in no event will any taxable reimbursement be made to Executive after the end of the calendar year following the calendar year in which the expense was incurred.

2.8. Initial Stock Options Grant. On the Effective Date, the Company shall cause Parent to grant Executive an initial, one-time stock option grant to purchase a number of shares of common stock of Parent, as of the Effective Date pursuant to the Share Option Agreement attached hereto as Exhibit B.

3.	Termination. The Employment Period shall terminate on the occurrence of any of the first to occur of (a) the sixth (6th) anniversary of the Effective Date and (b) a Sale of the Company, unless earlier terminated as provided in Section 3.1 through 3.4.

3.1. Termination Without Cause; Resignation for Good Reason. Employer may terminate Executive’s employment under this Section 3.1 at any time without Cause upon not less than thirty (30) days’ prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be allowed to seek other employment during such notice period. In addition, Executive may terminate Executive’s employment under this Section 3.1 by voluntarily resigning for Good Reason. Executive shall give Employer not less than thirty (30) days’ prior written notice of a resignation for Good Reason. In the event Executive’s employment is terminated by Employer without Cause or Executive resigns for Good Reason, in either case, then in addition to all Accrued Compensation, and subject to Executive’s execution and non-revocation within thirty (30) days of the Date of Termination of the General Release (as defined below), Executive shall be entitled to continue to receive his Base Salary (“Salary Continuation”) through the twelve-month anniversary of the Date of Termination (the “Severance Period”) plus an amount equal to the Incentive Bonus earned during the previous fiscal year from the Date of Termination (“Severance Bonus” and, together with the Salary Continuation, “Severance”)), if and only if Executive has executed and delivered to the Company a General Release substantially in form and substance as set forth in Exhibit C attached hereto (“General Release”) and the General Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or materially breached the provisions of Section 4 hereof and does not apply for unemployment compensation chargeable to the Company or any subsidiary of the Company during the Severance Period. Subject to Section 20.2, Severance shall be paid in monthly installments in accordance with Employer’s regular payroll practices during the Severance Period.

In addition to the Severance, (a) in the event that the Executive’s employment with the Company is terminated by the Company without Cause or due to Executive’s resignation for Good Reason prior to the payment of the First Transition Bonus, then, subject to the conditions applicable to the payment of Severance, the Company shall pay Executive a lump-sum cash amount equal to the First Transition Bonus on the First Payment Date (as defined above) and (b) in the event that the Employment Period terminates as a result of a Sale of the Company, and the Sale Bonus payable pursuant to Section 2.5 above is less than the aggregate amount of Severance that Executive would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause on the day immediately prior to such Sale of the Company, the Company shall increase the Sale Bonus payable under Section 2.5 by an amount equal to the amount by which such Severance amount exceeds such Sale Bonus. For the avoidance of doubt, such increased amount shall be deemed to be part of the Sale Bonus and not Severance.

If Executive is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”) during the Severance Period, Executive will be responsible for paying such COBRA premiums and the Company will reimburse Executive for the amount of the COBRA premiums (“Health Care Continuation”); provided, however, that the Company shall have no obligation to reimburse Executive with respect to such COBRA premiums to the extent that the Company reasonably determines that reimbursement of such COBRA premiums could result in the imposition of excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

Notwithstanding anything in this Section 3.1 to the contrary, any portion of the Salary Continuation, Severance Bonus or the Health Care Continuation which would otherwise have been paid to the Executive or reimbursed before the first normal payroll payment date falling on or after the fortieth (40th) day following the date of Executive’s termination of employment (the “First Payment Date”) shall be made on the First Payment Date.

3.2. Resignation Without Good Reason. Executive may terminate Executive’s employment by voluntarily resigning other than for Good Reason upon sixty (60) days’ prior written notice. In such event, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 2 of this Agreement, and (b) Executive shall receive all Accrued Compensation. Employer may elect to waive the notice period without additional financial obligation and without such action being deemed an Employer termination under Section 3.1 hereof.

3.3. Termination Due to Disability or Death. Employer may terminate Executive’s employment hereunder immediately upon notice if Executive has incurred a Disability; provided, however, that in the event Executive incurs a Disability and his employment continues for any period of time, Executive shall be entitled to receive payments in accordance with the applicable plan for such Disability, and Executive shall continue to receive all benefits then in effect and due under this Agreement until Employer acts to terminate Executive’s employment due to a Disability. If Employer terminates Executive’s employment due to a Disability, or if Executive dies while employed by Employer, then except as otherwise provided under the terms of the Separation Plan, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 2 of this Agreement, and (b) Executive (or Executive’s estate) shall receive all Accrued Compensation.

3.4. Termination for Cause. Employer may terminate Executive’s employment at any time for Cause. In such event, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 2 of this Agreement, and (b) Executive shall receive all Accrued Compensation.

3.5. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 8. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment, and (c) specify the Date of Termination in accordance with the requirements of this Agreement.

3.6. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to Executive in any subsequent employment or from any payor other than amounts paid or funded by Employer. Notwithstanding the foregoing, if Executive begins to receive group insurance benefits from another employer that substantially duplicate such benefits being provided by Employer pursuant to any severance benefit plan of or agreement with Employer, then Executive shall promptly notify Employer of the duplicate benefits and Employer may discontinue the duplicate benefits being provided pursuant to such plan or agreement.

4.	Restrictive Covenants.

4.1. Confidentiality.

(a) Nondisclosure and Nonuse of Confidential Information. All Confidential Information which Executive creates or has access to as a result of his or her employment and other associations with the Company is and shall remain the sole and exclusive property of the Company. Executive will never, directly or indirectly, use or disclose any Confidential Information, except (i) as required for the proper performance of his or her regular duties for the Company; (ii) as expressly authorized in writing in advance by the Company; (iii) as required by applicable law or regulation; or (iv) to his or her attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring his or her investment in the Company (provided they agree not to disclose such Confidential Information to others, except as authorized by this Section 4.1). This restriction shall continue to apply after the termination of Executive’s employment, howsoever caused. Executive shall furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit.

(b) Use and Return of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company and any copies (including without limitation electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Except as required for the proper performance of Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Company, Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. Executive will safeguard, and return to the Company immediately upon termination of employment, and at such other times as may be specified by the Company, all Documents and other property of the Company, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in Executive’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, Executive may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media (e.g., a properly formatted diskette) to the Company and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, Executive will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 4.1 to the contrary, Executive shall be permitted to retain copies of all Documents evidencing his or her hire, equity and other compensation rate and benefits and any other agreements between Executive and the Company that Executive has signed.

(c) Nothing in this Agreement shall prohibit Executive from (i) disclosing information that has been or is hereafter made public through no act or omission of Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Company and through no act or omission of any other person which, to the knowledge of Executive, has any legally binding confidentiality obligation or duty to the Company, (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this

Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

4.2. Non-Competition and Other Restricted Activity.

(a) Non-Competition. During Executive’s employment with the Company, Executive will not, directly or indirectly, compete with the Company, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Further, during the twelve (12) month period immediately following the termination of Executive’s employment for any reason, Executive will not work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Material Competitor. The foregoing shall not prevent: (i) passive ownership by Executive of no more than 2% of the equity securities of any publicly traded company; or (ii) Executive’s providing services to a division or subsidiary of a multi-division entity or holding company, so long as no division or subsidiary to which Executive provides services is a Material Competitor, and Executive does not otherwise engage in competition on behalf of the multi-division entity or any competing division or subsidiary thereof.

(b) Good Will. Any and all good will which Executive develops during Executive’s employment with any of the customers, prospective customers, subcontractors or suppliers of the Company shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after termination of Executive’s employment, howsoever caused.

(c) Non-Solicitation of Customers. During Executive’s employment with the Company and during the twelve (12) month period immediately following the termination of such employment for any reason, Executive will not, directly or indirectly, (i) solicit, encourage or induce any customer of the Company to terminate or diminish in any material respect its relationship with the Company; or (ii) seek to persuade or induce any such customer or prospective customer of the Company to conduct with anyone else any substantial business or activity which such customer or prospective customer conducts or could conduct with the Company; provided that the restrictions in (i) and (ii) shall apply (A) only with respect to those Persons who are or have been a customer of the Company at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if Executive has performed work for such Person during his employment with the Company or has been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or has had access to Confidential Information which would assist in the solicitation of such Person. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

(d) Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During Executive’s employment with the Company and for the twelve (12) month period immediately following the termination of such employment for any reason, Executive will not, and will not assist anyone else to, (i) hire or solicit for hiring any employee of the Company or seek to persuade or induce any employee of the Company to discontinue employment with the Company, or (ii) hire or engage any independent contractor providing services to the Company, or solicit, encourage or induce any independent contractor providing services to the Company to terminate or materially diminish in any substantial respect its relationship with the Company. For the purposes of this Section 4.2, an “employee” or “independent contractor” of the Company is any Person who is or was such at any time within the preceding six (6) month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

(e) Notice of New Address and Employment. During the twelve (12) month period immediately following the termination of his or her employment for any reason, Executive will use reasonable best efforts to provide the Company with pertinent information concerning each new job or other business activity in which Executive engages or plans to engage during such twelve (12) month period as the Company may reasonably request in order to determine Executive’s continued compliance with his or her obligations under this Agreement. Executive shall notify his or her new employer(s) of Executive’s obligations under this Agreement, and hereby consents to notification by the Company to such employer(s) concerning his or her obligations under this Agreement. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder.

(f) Acknowledgement of Reasonableness; Remedies. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all the terms and conditions hereof. Executive acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which he or she is bound by them. Executive will never assert, or permit to be asserted on Executive’s behalf, in any forum, any position contrary to the foregoing. Were Executive to breach any of the provisions of this Section 4, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond.

(g) Severability. In the event that any provision of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The twelve (12) month periods set forth in this Section 4.2 shall be tolled, and shall not run, during any period of time in which Executive is in violation of the terms thereof, in order that the Company shall have the agreed-upon temporal protection recited herein.

4.3. Intellectual Property.

(a) Assignment. In signing this Agreement, Executive hereby assigns and shall assign to the Company all of his or her right, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by Executive during the period of his or her employment, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (i) in the course of such employment, (ii) relating to the actual or anticipated business or research development of the Company, or (iii) with the use of Company time, material, private or proprietary information or facilities. Executive will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world. Executive acknowledges that the copyrights in Intellectual Property created with the scope of his or her employment belong to the Company by operation of law.

(b) Prior Inventions. Executive has provided to the Company a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to his or her employment with the Company, which belong to Executive and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); and, if no such list is provided, Executive represents and warrants that there are no such Prior Inventions.

4.4. No Disparaging Comments. Executive agrees that at no time during this Agreement or after the conclusion of this Agreement will Executive disparage either Employer, Golden Gate Private Equity, Inc. or any agents, employees, consultants or members of the Boards of the foregoing (collectively, “Company Entities and Persons”). Following the Date of Termination, the Company will (a) not issue any press release or make any similar public statement concerning that disparages Executive and (b) issue a written directive to all of the then-current members of the Board and executive officers of the Company, instructing them that, while in such capacities, they should not, directly or indirectly, criticize or otherwise disparage or solicit or encourage others to criticize or otherwise disparage Executive; provided, that upon issuance of that directive, the Company will have satisfied all obligations to Executive under this Section 4.4. For purposes of this Agreement, “disparage” includes, but is not limited to, comments or statements, whether written or verbal in any medium, that materially adversely affect in any manner or having as their intention to materially adversely affect in any manner the conduct or the business of the Company Entities and Persons. Notwithstanding the foregoing, comments made to Company Entities and Persons by Executive during the course of performing Executive’s duties hereunder shall not be deemed to be disparaging if made in good faith and in the best interest of the Company. Notwithstanding anything in this Section 4.4 to the contrary, nothing in this section shall prevent any person from (i) responding publicly to incorrect disparaging public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent necessary with respect to any litigation or arbitration involving any agreement between or among the parties or required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

5.	Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by Employer, as applicable, and for which Executive may qualify.

6.	Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to preserve the intention of such rights and obligations, including, without limitation, Sections 3.1 and 4.

7.

Waiver of Jury Trial. Executive waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Agreement, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. In the event action is brought to enforce the provisions of this Agreement, the non-prevailing parties (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be required to reimburse the prevailing party for its reasonable attorney’s fees and expenses incurred in connection with such action.

8.	Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer, to:

Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

Attention: General Counsel

With a copy to

Golden Gate Capital

One Embarcadero Center, Suite 3900

San Francisco, CA 94111

Attention: Rajeev Amara

and

Kirkland & Ellis LLP

555 California St., 27th Floor

San Francisco, CA 94104

Attention: Stephen Oetgen and Jeremy Veit

If to Executive, to:

Mohamad Ali

153 Hillside Avenue

Arlington, MA 02476

With a copy to:

Robert M. Lia, Esq.

Boies, Schiller & Flexner LLP

575 Lexington Avenue, 7th Fl.

New York, NY 10022

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to each other party entitled to receive notices in the manner specified in this Section 8.

9.	Contents of Agreement; Amendment and Assignment.

(a) This Agreement, including the Exhibits hereto, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer (other than Executive) and by Executive. Except as otherwise provided herein, this Agreement supersedes the provisions of any employment or other agreement between Executive and Employer that relate to any matter that is also the subject of this Agreement.

(b) All of the terms and provisions of this Agreement, including, but not limited to the restrictive covenants of Section 4, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

10.	Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or-application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. No breach of this Agreement by Employer, or any other claimed violation of law by Employer, shall operate to excuse Executive from his obligations under Section 4 hereof.

11.	Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party, in accordance with the terms of this Agreement, from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving Employer written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s estate.

13.	Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14.	Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and Employer shall withhold from any payments under this Agreement all federal, state and local taxes as Employer is required to withhold pursuant to any law or governmental rule or regulation. Executive will deliver to Employer amounts required to be withheld from non-cash compensation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15.	No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, Employer shall not withhold any payments or benefits due to Executive, whether under this Agreement or otherwise, except for an amount equal (in Employer’s reasonable estimation) to the amount that is the subject of a bona fide dispute between the parties.

16.	Legal Fees and Expenses. Employer shall pay the reasonable and properly documented legal fees and related expenses for Executive’s counsel incurred prior to the Effective Date in the negotiation and execution of this Agreement, such amount not to exceed the sum of $7,500, and to be supported by an invoice or bill as such is otherwise normally issued by Executive’s attorney. Any costs and expenses paid or reimbursed hereunder shall be paid within forty-five (45) days after receipt of written request by Executive for payment or reimbursement; provided that in no event shall any such amount be paid later than the end of the calendar year next following the calendar year in which the legal services (and related expenses) were provided.

17.	Executive’s Representations. Executive agrees that he has provided Employer with any and all information related to disclosures of conflicts of interests, encumbrances and/or post-employment restrictions, limitations or obligations which Executive may have from a prior employer or other entity, whether or not he was employed by such entity.

18.	Indemnification.

(a) Employer shall indemnify Executive in accordance with the Employer’s Articles of Incorporation, against all costs, charges and expenses incurred or sustained by Executive, including the cost of legal counsel, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of the Company or any of their respective subsidiaries or affiliates.

(b) Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of Employer or its affiliates, which such insurance shall be paid by Employer.

(c) Without limiting the generality of the foregoing, in the event that any litigation or action is brought against Executive as a direct result of Executive’s hiring by the Company, the Company shall pay directly for or reimburse Executive’s reasonable attorneys’ fees and costs in connection with Executive’s defense of such litigation or action incurred following the Effective Date through the date, if any, that notice of the termination of Executive’s employment is delivered pursuant to Section 3 above, in an amount not to exceed $100,000; provided that the Company shall not be required to pay directly for or reimburse Executive for counsel separate from that of the Company except to the extent of any actual conflicting interests between the Company and Executive.

19.

Governing Law and Procedures. This Agreement shall be governed by and interpreted under the laws of the State of Massachusetts, except with respect to Section 18(a) of this Agreement, which shall be governed by the laws of the State of Delaware, without giving effect to any conflict of laws provisions. Employer and Executive each irrevocably and unconditionally (a) agrees that any action commenced by Employer for preliminary and permanent injunctive relief or other equitable relief related to this Agreement or any action commenced by Executive pursuant to any provision hereof, may be brought in the United States District Court for the federal district in which Executive’s principal place of employment is located, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the state and county in which Executive’s principal place of employment is located, (b) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (c) waives any objection which Employer or Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Employer and Executive each also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 8.

20.	Application of Section 409A of the Internal Revenue Code.

20.1. Compliance with Section 409A. This Agreement is intended to comply with the applicable provisions of Section 409A of the Code and shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. For purposes of Section 409A of the Code, all payments to be made upon the termination of the Employment Period under this Agreement may only be made upon a “separation from service” under Section 409A of the Code (“Separation from Service”), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

20.2. Payment Delay. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s Separation from Service, the Executive is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement (or any of the documents incorporated herein by reference) as a result of such Separation from Service to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-term deferral exception under Section 409A of the Code and are in excess of two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive’s Separation from Service. If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s Separation from Service; provided, however, that, if any payment due to Executive is delayed as a result of Section 409A of the Code, Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in the Wall Street Journal, plus 2%, in effect as of Executive’s Separation from Service. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

20.3. Reimbursements and In Kind Benefits. All reimbursable expenses, any other reimbursements, and in kind benefits, including any third-party payments, provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement or in kind benefit is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement or payment of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ASPECT SOFTWARE, INC.

/s/ Rajeev Amara
Name: Rajeev Amara
Title: Authorized Signatory

EXECUTIVE

/s/ Mohamad Ali
Mohamad Ali

Signature Page to Executive Employment Agreement